Exhibit 99.1

Zale Announces Executive Management Changes

DALLAS--(BUSINESS WIRE)--January 13, 2010--Zale Corporation (NYSE: ZLC) announced today that Neal Goldberg, Chief Executive Officer and member of the Board of Directors, William Acevedo, Chief Stores Officer, and Mary Kwan, Chief Merchandising Officer, have left the Company effective immediately. The Board of Directors has appointed Theo Killion, President, to the additional role of Interim Chief Executive Officer.

Mr. Killion joined Zale Corporation in January 2008 as Executive Vice President and was appointed President in August 2008. Previously, Mr. Killion held senior management positions at Tommy Hilfiger, Limited Brands, Macy’s East and the Home Shopping Network. Mr. Killion will assume initial responsibility for all store operations.

In addition, Zale also announced that Gil Hollander, Executive Vice President and Chief Sourcing and Supply Chain Officer, has assumed the additional role of Chief Merchandising Officer. This change will bring all aspects of diamond sourcing and merchandising under Mr. Hollander’s oversight. Mr. Hollander has over 35 years of experience in the jewelry industry, joined Zale in September 2000 with the acquisition of Piercing Pagoda and has served in various senior management positions with the Company.

“Our board is determined to do all in its power to put in place effective leadership to help return the Company to profitability. At the same time, these management changes will help facilitate renewed focus on Zale’s core diamond business. We are fortunate to have executives with Theo Killion’s and Gil Hollander’s experience to assume greater leadership responsibilities as we refocus on our core strengths,” said John B. Lowe, Jr., Chairman of Zale Corporation.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,900 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

CONTACT:
Zale Corporation
Investor Relations
Matt Appel, 972-580-4670
Executive Vice President and CFO
or
David Sternblitz, 972-580-5047
Vice President and Treasurer